Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus, of our reports dated March 31, 2017, relating to the consolidated financial statements of Inseego Corp., and the effectiveness of Inseego Corp.’s internal control over financial reporting, included in its Annual Report (Form 10-K) for the year ended December 31, 2016. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of said Registration Statement.

/s/ MAYER HOFFMAN MCCANN P.C.

San Diego, California

November 7, 2017